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                                                                    Exhibit (11)

                            SONOCO PRODUCTS COMPANY
                 Computation of Earnings Per Share* (unaudited)
                    (Dollars in thousands, except per share)

                                                           Three Months Ended
                                                        -----------------------
                                                        April 3,       April 4,
                                                        1994 (A)         1993
                                                        --------       --------
Primary earnings
- - ----------------
  Net income available to common shareholders           $ 26,159       $ 26,908
                                                        ========       ========

Common shares
  Weighted average number of shares outstanding       87,177,770     87,196,164

  Assuming exercise of options (at average
    price) reduced by the number of shares
    which could have been purchased with
    proceeds from exercise of such options             1,269,834      1,019,981
                                                      ----------     ----------

  Weighted average number of shares
    outstanding as adjusted                           88,447,604     88,216,145
                                                      ==========     ==========

Primary earnings per common share                           $.30           $.31
                                                            ====           ====

Assuming full dilution
- - ----------------------
  Net income available to common shareholders            $26,159        $26,908
                                                         =======        =======

Common shares
  Weighted average number of shares outstanding       87,177,770     87,196,164

  Assuming exercise of options (at the higher
    of the end-of-period price or the
    average) reduced by the number of shares
    which could have been purchased with
    proceeds from exercise of such options             1,269,834      1,019,981
                                                      ----------     ----------

  Weighted average number of shares
    outstanding as adjusted                           88,447,604     88,216,145
                                                      ==========     ==========

Earnings per common share assuming
  full dilution                                             $.30           $.31
                                                            ====           ====


(A) The Company issued 3,450,000 shares of Series A Cumulative Convertible Preferred Stock in October 1993. The convertible preferred stock and the related dividend had an anti-dilutive effect on earnings per share in first quarter 1994 and are therefore excluded from the above computation.

* This calculation is submitted in accordance with Regulation S-K, Item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.

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